Exhibit 2.1

AGREEMENT OF PURCHASE AND SALE

between

GLOBAL REVCO DOCK, L.L.C., a Massachusetts limited liability company,

GLOBAL REVCO TERMINAL, L.L.C., a Massachusetts limited liability company,

GLOBAL SOUTH TERMINAL, L.L.C., a Massachusetts limited liability company and

GLOBAL PETROLEUM CORP., a Massachusetts corporation

and

GLOBAL COMPANIES LLC, a Delaware limited liability company

As of January 14, 2015

TABLE OF CONTENTS

ARTICLE I. SALE OF PROPERTY		1

1.1.	Sale of Property	1

1.2.	Property	2

1.3.	Leases	3

1.4.	Liabilities	3

ARTICLE II. PURCHASE PRICE		3

2.1.	Purchase Price	3

ARTICLE III. CLOSING, PRORATIONS AND CLOSING COSTS		3

3.1.	Closing	3

3.2.	Prorations	4

3.3.	Closing Costs	5

ARTICLE IV. REPRESENTATIONS AND WARRANTIES		5

4.1.	Seller’s Representations	5

4.2.	Purchaser’s Representations	6

4.3.	Condition of the Property	7

ARTICLE V. ENVIRONMENTAL MATTERS		7

ARTICLE VI. SELLER’S PRE-CLOSING COVENANTS		8

6.1.	Maintain Insurance	8

6.2.	No Conveyances	8

6.3.	Certain Interim Operating Covenants	8

ARTICLE VII. EMPLOYEES		9

ARTICLE VIII. CLOSING CONDITIONS		9

8.1.	Conditions to Obligations of Seller	9

8.2.	Conditions to Obligations of Purchaser	9

ARTICLE IX. CLOSING		9

9.1.	Seller’s Closing Obligations	9

9.2.	Purchaser’s Closing Obligations	10

9.3.	Third Party Deliverables	11

9.4.	REBA	11

ARTICLE X. RISK OF LOSS		11

10.1.	Condemnation	11

10.2.	Casualty	11

ARTICLE XI. DEFAULT		12

11.1.	Default	12

ARTICLE XII. BROKERS		12

12.1.	Brokers	12

ARTICLE XIII. SALE BY PURCHASER		12

13.1.	Sale by Purchaser	12

ARTICLE XIV. MISCELLANEOUS		12

14.1.	Notices	12

14.2.	Governing Law	13

14.3.	Headings	13

14.4.	Effective Date	13

14.5.	Business Days	14

14.6.	Counterpart Copies	14

14.7.	Binding Effect	14

14.8.	Assignment	14

14.9.	Interpretation	14

14.10.	Entire Agreement	14

14.11.	Severability	14

14.12.	Survival	14

14.13.	Exhibits	15

14.14.	Time	15

14.15.	Limitation of Liability	15

14.16.	Prevailing Party	15

14.17.	Escrow Agreement	15

14.18.	No Recording	16

14.19.	Waiver of Trial by Jury	17

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”) is made and entered into as of this 14th day of January, 2015 (the “Effective Date”) by and between GLOBAL REVCO DOCK, L.L.C., a Massachusetts limited liability company (“GRD”), GLOBAL REVCO TERMINAL, L.L.C., a Massachusetts limited liability company (“GRT”), GLOBAL SOUTH TERMINAL, L.L.C., a Massachusetts limited liability company (“GST”) and GLOBAL PETROLEUM CORP., a Massachusetts corporation (“GPC”) (GRD, GRT, GST and GPC are hereinafter referred to collectively as “Seller” or “Sellers”), and GLOBAL COMPANIES LLC, a Delaware limited liability company (hereinafter referred to as “Purchaser”).

In consideration of the mutual promises, covenants and agreements hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

ARTICLE I.

SALE OF PROPERTY

1.1.         Sale of Property.  Seller hereby agrees to sell, assign and convey to Purchaser and Purchaser agrees to purchase from Seller, the following:

1.1.1.      Land and Improvements.

(a) Fee simple title in and to that certain land located in the City of Revere and the City of Boston, County of Suffolk, Commonwealth of Massachusetts, as more particularly described on Schedule 1.1.1(a) attached hereto, together with all easements and other rights appurtenant thereto now existing of record, including, without limitation, all of Seller’s right, title and interest, if any, in and to any streets, ways, alleys, vaults abutting or adjoining thereon, and any rights of way, development rights and any strips, gores, trees, shrubs, plants, easements, hereditaments and appurtenances in or affecting the land described on Schedule 1.1.1(a) (collectively, the “Land”).

(b) all of Seller’s right, title and interest in and to all buildings, structures, tanks, pipelines, docks and other improvements on the Land (the “Improvements”); (the Land and the Improvements are sometimes collectively referred to herein as the “Real Property”).

1.1.2.      Personal Property.  All of Seller’s right, title and interest, if any, in all furniture, fixtures, equipment, vehicles and other personal property belonging to Seller now located in or on the Real Property or used in connection therewith, (the “Personal Property”), including without limitation the vehicles identified on Schedule 1.1.2.

1.1.3.      Intangible Property.  All of Seller’s right, title and interest, if any, in and to:

(a)  All licenses, approvals, certificates, permits, variances and consents relating to the construction, reconstruction, modification, alteration and/or operation of the Property,

including, without limitation, the licenses and permits identified on Schedule 1.1.3(a) (the “Permits”).

(b)  All warranties, guaranties and indemnities by, or claims against, third parties with respect to the construction or operation of the Property, including, without limitation, any rights pursuant to the agreements identified on Schedule 1.1.3(b) (the “Agreements”), but specifically excluding any Agreements identified on Schedule 1.1.3(b) as “Retained Agreements”.

(c)  All sewer and water rights associated with the Real Property and all oil and gas, mineral and water rights therein, subject to the rights of the public and third parties in streets abutting the Property.

(d)  All contracts and agreements relating to the upkeep, repair, maintenance or operation of the Property, including, without limitation, those identified on Schedule 1.1.3(d) (collectively, the “Contracts”), but specifically excluding any Retained Agreements identified on Schedule 1.1.3(b).

(e)  The insurance policies and bonds and self-insurance arrangements to which Seller is a party, a named insured, or otherwise the beneficiary of coverage, identified on Schedule 1.1.3(e) (the “Insurance Policies”), but specifically excluding any Insurance Policies (and any claims thereunder) identified on Schedule 1.1.3(e) as “Retained Insurance Policies”. Should there be any damage resulting in a property or first party claim, and the repair or restoration of the Property is not complete prior to the Closing Date, Seller shall assign the insurance proceeds under the applicable Insurance Policies to the Purchaser to the extent of the property damage if and as required under Section 10.2 below.  Seller agrees to be party to the negotiation of any property claims settlement for a loss that occurs prior to the Closing Date, if required by the applicable insurer.

(f)  All tradenames, trademarks, service marks, telephone listings, data bases, plans and specifications owned by Seller and used in connection with the operation of the Property.

(g)  All other intangible property of Seller related to the Property (the items set forth in subsections (a) through (g) of this Section 1.1.3 are sometimes collectively referred to herein as the “Intangible Property”).

1.2.         Property.  The Real Property, the Personal Property and the Intangible Property are sometimes collectively hereinafter referred to as the “Property”.  The Property shall be free from liens and encumbrances of every kind and nature other than the encumbrances identified on Schedule 1.2 hereof and liens for taxes not yet due and payable (the “Permitted Encumbrances”).

1.3.         Leases.  The sale of the Real Property shall be subject to, and Seller shall assign to Purchaser its interest in, all leases or occupancy agreements relating to tenants and subtenants occupying the Real Property (“Tenants”), including without limitation the leases identified on Schedule 1.3 hereto (collectively, the “Leases”).

1.4.         Liabilities.

1.4.1.      Assumed Liabilities.  On the Closing Date, and subject to the provisions of Article V, Purchaser shall assume and agree to pay, perform, and discharge, when due, any and all liabilities and obligations of Seller related to the Property of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, including, without limitation, Seller’s liabilities pursuant to the Agreements, other than the Excluded Liabilities (as defined below) (the “Assumed Liabilities”).

1.4.2.      Excluded Liabilities.  Notwithstanding the foregoing, Purchaser shall not assume or be obligated to pay, perform, or discharge any of Sellers obligations retained with respect to the Retained Agreements or the Retained Insurance Policies (except as otherwise expressly set forth in Section 6.5), retained pursuant to Section 7.3 hereof or any liabilities or obligations of Seller unrelated to the Property.

ARTICLE II.

Purchase Price

2.1.         Purchase Price.  The purchase price for the Property shall be TWENTY THREE MILLION SIX HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($23,650,000.00) (the “Purchase Price”).  The Purchase Price, as adjusted by all prorations as provided for herein, if any, shall be paid to Seller by Purchaser at Closing, by wire transfer of immediately available federal funds.  The Purchase Price shall be allocated for tax accounting purposes as Seller and Purchaser shall mutually agree within 45 days of Closing.  Seller and Purchaser agree that they will not take (and will not permit any affiliate to take), for income tax purposes, any position inconsistent with such mutually-agreed allocations. Such mutually-agreed allocations are not established necessarily for financial or accounting purposes other than for tax accounting.

ARTICLE III.

Closing, Prorations and Closing Costs

3.1.         Closing.  The closing of the purchase and sale of the Property shall occur at 10:00 a.m. (local time at the Property) on January 14, 2015 and shall be held through escrow using a so-called “gap closing” at the offices of Stewart Title Guaranty Company (“Escrow Agent” and “Title Company”), or at such other place agreed to by Seller and Purchaser.  “Closing” shall be deemed to have occurred when both (a) the Title Company has been instructed by both parties to record the Deeds (as hereinafter defined) and (b) the Purchase Price has been delivered to Seller. Time is hereby made of the essence.  The date of Closing is referred to in this Agreement as the “Closing Date.”

3.2.         Prorations.

3.2.1.      The following shall be apportioned with respect to the Property as of the end of the Transition Period (as defined in Section 6.1.1), as if Purchaser were vested with title to the Property as of the end of the Transition Period.

(a)  rents, if any, as and when collected (the term “rents” as used in this Agreement includes all payments due and payable by Tenants under the Leases);

(b)  taxes (including personal property taxes on the Personal Property) and assessments levied against the Property;

(c)  payments under the Contracts;

(d)  gas, electricity and other utility charges for which Seller is liable, if any, such charges to be apportioned at Closing on the basis of the most recent meter reading occurring prior to Closing; and

(e)  any other accrued or prepaid operating expenses for the Property and, to the extent customarily prorated between a purchaser and a seller in the Commonwealth of Massachusetts, any other items pertaining to the Property.

3.2.2.      Notwithstanding anything contained in the foregoing provisions:

(a)  At Closing, Seller shall deliver to Purchaser any security deposits and prepaid rents (for periods on or after the end of the Transition Period) under the Leases or credit to the account of Purchaser the unapplied amount of such security deposits and prepaid rents.  All prepaid rents covering the period of time commencing on or after the end of the Transition Period shall be delivered by Seller to Purchaser on the Closing Date, or Purchaser may elect to receive a credit against the Purchase Price in the amount of such prepaid rents.

(b)  Any taxes paid at or prior to Closing shall be prorated based upon the amounts actually paid.  If taxes and assessments for the current year have not been paid before Closing, Seller shall be charged at Closing an amount equal to that portion of such taxes and assessments which relates to the period before the end of the Transition Period and Purchaser shall pay the taxes and assessments prior to their becoming delinquent.  Any such apportionment made with respect to a tax year for which the tax rate or assessed valuation, or both, have not yet been fixed shall be based upon the most recent ascertainable, and shall be re-prorated post-Closing once final taxes and assessments for such period have been determined.

3.2.3.      Reconciliations.  If any of the amounts to be apportioned under this Section 3.2 were (a) not prorated and apportioned at the Closing due to the unavailability of the information necessary to compute such proration, (b) were prorated or apportioned at the Closing based upon estimated or incomplete information, or (c) were based on any errors or omissions in computing prorations which errors or omissions are discovered subsequent to the Closing, such apportionments shall be recalculated as soon as possible after the availability of required information, and any overpayment or underpayment due either party shall be adjusted by suitable payment of one to the other.

3.2.4.      The provisions of this Section 3.2 shall survive Closing for a period of twelve (12) months, after which time all prorations shall be deemed final.

3.3.         Closing Costs.  Seller shall pay (a) the fees of any counsel representing Seller in connection with this transaction; and (b) all State, County and local transfer taxes and fees payable upon the transfer of the Property to Purchaser.  Purchaser shall pay (i) the fees of any counsel representing Purchaser in connection with this transaction; (ii) the cost of its title policy, including any endorsements requested by Purchaser to its title policy; and (iii) the fees for recording the deed conveying the Real Property to Purchaser.  Any other costs or expenses incident to this transaction and the closing thereof not expressly provided for above shall be allocated between and paid by the parties in accordance with Practice Standard No. 2 of the Real Estate Bar Association for Massachusetts’ Handbook of Standards and Forms.

ARTICLE IV.

Representations and Warranties

4.1.         Seller’s Representations.

4.1.1.      Each Seller represents and warrants for itself that:

(a)  Authority.  Each of GRD, GRT and GST is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts.  GPC is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts.  This Agreement has been duly authorized, executed and delivered by Seller, is the legal, valid and binding obligation of Seller, and does not, to the best of Seller’s knowledge, violate any provision of any agreement or judicial order to which Seller is a party or to which Seller is subject.  All documents to be executed by Seller which are to be delivered at Closing, will, at the time of Closing, (a) be duly authorized, executed and delivered by Seller, (b) be legal, valid and binding obligations of Seller, and (c) not violate, to the best of Seller’s knowledge, any provision of any agreement or judicial order to which Seller is a party or to which Seller is subject.

(b)           OFAC.  Neither Seller nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control of the Department of the Treasury (“OFAC”) (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.

(c)           ERISA Compliance.  (a) Seller is not an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, nor a “plan” as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) (each of the foregoing hereinafter referred to collectively as “Plan”), (b) the assets of each Seller do not constitute “plan assets” of one or more such Plans within the meaning of Department of Labor Regulation Section 2510.3-101, (c) each Seller is acting on its own behalf and not on account of or for the benefit of any Plan, and (d) the sale and purchase of the Property in accordance with this Agreement will not constitute a non-exempt prohibited transaction under ERISA and/or the Code.

4.2.         Purchaser’s Representations.  Purchaser represents and warrants to Seller that the following matters are true and correct as of the Effective Date:

4.2.1.      Authority.  Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, and to the extent necessary, is qualified to conduct business in the Commonwealth of Massachusetts.  This Agreement has been duly authorized, executed and delivered by Purchaser, and is the legal, valid and binding obligation of Purchaser, and does not, to the best of Purchaser’s knowledge, violate any provision of any agreement or judicial order to which Purchaser is a party or to which Purchaser is subject.  All documents to be executed by Purchaser which are to be delivered at Closing, at the time of Closing will be duly authorized, executed and delivered by Purchaser, at the time of Closing will be legal, valid and binding obligations of Purchaser, and at the time of Closing will not, to the best of Purchaser’s knowledge, violate any provision of any agreement or judicial order to which Purchaser is a party or to which Purchaser is subject.

4.2.2.      OFAC.  Neither Purchaser nor any of its affiliates, nor, to the knowledge of Purchaser, any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.

4.2.4.      ERISA Compliance.  To the best of Purchaser’s knowledge: (a) Purchaser is not a Plan, (b) the assets of Purchaser do not constitute “plan assets” of one or more such Plans within the meaning of Department of Labor Regulation Section 2510.3-101, (c) Purchaser is acting on its own behalf and not on account of or for the benefit of any Plan, (d) Purchaser is not a “party in interest” as defined in Section 3(14) of ERISA or a “disqualified person” as defined in Section 4975(e)(2) of the Code to a Plan, other than a Plan maintained by Purchaser for the benefit of its employees, and (e) the sale and purchase of the Property in accordance with this Agreement will not constitute a non-exempt prohibited transaction under ERISA and/or the Code.

4.3.         Condition of the Property.  Purchaser acknowledges and agrees that, as a material inducement to the execution and delivery of this Agreement by Seller, the sale of the Property as provided for herein is made on an “AS IS, WHERE IS” CONDITION AND BASIS “WITH

ALL FAULTS”, subject to the terms and conditions hereof and of any document to be delivered by Seller to Purchaser at Closing.

ARTICLE V.

Environmental Matters

5.1.         Definitions.  As used herein, the term “Environmental Laws” means any law, statute, ordinance, rule, regulation, order or determination of any federal, state or local governmental authority or agency affecting the Property and pertaining to health or the environment including, but not limited to, the Comprehensive Environmental Response Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1986 and Chapter 21C, Chapter 21D and Chapter 21E of the General Laws of Massachusetts and the regulations promulgated by the Massachusetts Department of Environmental Protection, as any or all of the same may be amended from time to time.  As used herein, the term “Hazardous Materials” means oil, petroleum products, asbestos, or other hazardous materials, as defined under applicable Environmental Laws.

5.2.         Known Conditions.  Purchaser hereby releases Seller from and agrees to indemnify Seller against any and all claims, demands, losses, damages, liabilities, causes of action, liens, costs and expenses (including, without limitation, attorneys’ fees and costs to the extent permitted by law), directly or indirectly related to, arising out of, or in any manner connected with, in whole or in part, (a) the presence of Hazardous Materials at the Property, any violations of Environmental Laws, and any other conditions at or relating to the Property to the extent that any of the foregoing are described in the reports and other documents identified on Schedule 5.2 hereto (the “Known Conditions”) and (b) the presence of Hazardous Materials, whether Known Conditions or Unknown Conditions (as hereinafter defined), any violations of Environmental Laws and any other conditions at or relating to the properties formerly owned by Seller and identified as “6/120A1/9A N/F Revere Hospitality, LLC”,  “6/120B/16A N/F Burbank Development, LLC” and “6/1208/11 N/F Sun Oil Company” on the plan entitled “Plan of Land Now or Formerly of Global Revco Terminal, LLC (GRT), Global Petroleum, Corp. (GPC), Global South Terminal, LLC (GST), Global Revco Dock, LLC (GRD), Lee Burbank Highway, Revere, Massachusetts”, dated November 28, 2014, prepared by Gilbert & Maloney Land Surveyors, LLC (collectively, the “Former Properties”), to the extent that the presence of such Hazardous Materials is a result of the petroleum storage and terminal operations of Seller (or Seller’s predecessors in interest) at the Property or the Former Properties.  Notwithstanding anything to the contrary contained in this Agreement, in the event that Seller’s reimbursable claims for Known Conditions under the Insurance Policies, including, without limitation, Zurich American Insurance Policy No. USC 7902744, or any other Agreements are not assignable, then Seller shall maintain such policies and/or Agreements in full force and effect and shall continue to pursue all such claims and pay any proceeds therefrom to Purchaser promptly upon receipt thereof.

5.3.         Unknown Conditions.  Purchaser shall not perform or permit any other party to perform any invasive environmental testing at the Property unless such testing is required by law or in connection with a proposed sale of the Property (“Permitted Testing”).  Subject to the provisions of this Section 5.3, Purchaser hereby releases Seller from and agrees to indemnify Seller against any and all claims, demands, losses, damages, liabilities, causes of action, liens, costs and expenses (including, without limitation, attorneys’ fees and costs to the extent permitted by law), directly or indirectly related to, arising out of, or in any manner connected with, in whole or in part, the presence of Hazardous Materials at the Property, any violations of Environmental Laws, and any other conditions at or relating to the Property or the Former Properties which are not Known Conditions as of the Closing Date (the “Unknown Conditions”).  Purchaser shall be responsible for the cost and expense of assessment, removal, disposal and/or remediation of Hazardous Materials (the “Remediation Expenses”) arising from Unknown Conditions, up to One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00) in the aggregate.  Notwithstanding anything to the contrary contained herein, Seller shall reimburse Buyer for any Remediation Expenses in excess of One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00) in the aggregate, up to Two Million Two Hundred Fifty Thousand and No/100 Dollars ($2,250,000.00) in the aggregate (the “Reimbursable Expenses”), provided that Seller shall have no obligation to reimburse Purchaser for any Reimbursable Expenses in excess of Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00) in the aggregate.  Purchaser shall be responsible for all Remediation Expenses in excess of Two Million Two Hundred Fifty Thousand and No/100 Dollars ($2,250,000.00) in the aggregate.  Reimbursable Expenses shall not include any amounts paid or reimbursed to Purchaser pursuant to any insurance policy.  Seller shall not be entitled to any reimbursement of Reimbursable Expenses paid by Seller to Purchaser to the extent that such Reimbursable Expenses are subsequently reimbursed to Purchaser by a third party other than an insurer.  The provisions of this Article V shall survive Closing for a period of three (3) years.

ARTICLE VI.

Seller’s Post-Closing Covenants.

6.1.         Existing Terminal Agreement.  GPC, Purchaser and Global Montello Group Corp. (“GMG”, an affiliate of Purchaser) are parties to that certain Second Amended and Restated Terminal Storage Rental and Throughput Agreement dated as of October 4, 2005 (as amended from time to time, the “Existing Terminal Agreement”), pursuant to which (a) Purchaser utilizes the entire capacity of the petroleum terminal located on the Property for terminalling petroleum products as described in the Existing Terminal Agreement and (b) GPC provides Terminalling Services (as defined in the Existing Terminal Agreement) to Purchaser and GMG.  Notwithstanding anything herein to the contrary:

6.1.1.            During the period commencing as of the Closing and through and until 12:01 a.m. on February 1, 2015 (the “Transition Period”), GPC will continue to provide Terminalling Services pursuant to the terms of the Existing Terminal Agreement and otherwise comply with the applicable provisions of the Existing Terminal Agreement;

6.1.2.            During the Transition Period, Purchaser shall continue to pay the current monthly Throughput (as defined in the Existing Terminal Agreement) and all other applicable charges or amounts due and owing to GPC under the Existing Terminal Agreement and otherwise comply with the applicable provisions of the Existing Terminal Agreement;

6.1.3.            The Existing Terminal Agreement shall be terminated effective as of the end of the Transition Period; and

6.1.4.            Notwithstanding anything herein to the contrary, Purchaser shall indemnify GPC against any and all claims, demands, losses, damages, liabilities, causes of action, liens, costs and expenses (including, without limitation, attorneys’ fees and costs to the extent permitted by law), directly or indirectly related to, arising out of, or in any manner connected with, in whole or in part, GPC’s provision of Terminalling Services and compliance with the applicable provisions of the Existing Terminal Agreement during the Transition Period.

6.2.         Certain Interim Operating Covenants.  GPC covenants to Purchaser that it will, from the Effective Date until the end of the Transition Period, continue to operate, manage and maintain the Property in the ordinary course of its business and substantially in accordance with present practice, subject to ordinary wear and tear and further subject to Article X.

6.3.         Cooperation.  Seller covenants to Purchaser that it will cooperate with Purchaser in transferring the Intangible Property to Purchaser including, without limitation, executing any documentation that may be required by governmental authorities.  The requirements of this Section 6.3 shall survive Closing.

6.4.         Access Easement.  Promptly following Closing, Seller shall endeavor to cause Burbank Development, LLC, to grant a non-exclusive 25’ wide easement to Purchaser to access real property owned by Burbank Development, LLC adjacent to theReal Property for the purpose of vehicular or other access to the Real Property from Furlong Drive, as shown on the drawing attached hereto as Exhibit E (the “Access Easement”), which Access Easement shall be in form and substance reasonably acceptable to Purchaser and Burbank Development, LLC.

6.5.         Retained Agreements/Retained Insurance Policies.  Nothwithstanding anything herein to the contrary:

6.5.1.            Seller shall retain the Retained Agreements and the Retained Insurance Policies, (b) Seller shall enforce its rights under the Retained Agreements and the Retained Insurance Policies for the benefit of the Purchaser and/or the Property, and (c) Seller shall remit any amounts received under the Retained Agreements and/or the Retained Insurance Policies following the Closing to Purchaser.

6.5.2.            Purchaser shall indemnify Sellers against any and all claims, demands, losses, damages, liabilities, causes of action, liens, costs and expenses (including, without limitation, costs of enforcement and attorneys’ fees and costs to the extent permitted by law), directly or indirectly related to, arising out of, or in any manner connected with, in whole or in part, the Retained Agreements (including any guaranty given by any Seller thereunder) or the Retained Insurance Policies.

6.5.3.            After the end of the Transition Period, Purchaser and Seller shall cooperate in good faith to cause the Retained Agreements and the Retained Insurance Policies to be assigned to, and assumed by, the Purchaser and to obtain any necessary consent of any third party to such assignment and assumption.

ARTICLE VII.

Employees

7.1.         Seller Employees.  Schedule 7.1 lists as of the date of this Agreement (i) all employees of Seller employed at the Property, along with their position and work location (the “Seller Employees”), (ii) their annual salary or hourly rate, as applicable, and (iii) their bonus opportunities and accrued or unused vacation time (which accrued or unused vacation time shall be paid out to the Seller Employees by GPC effective as of the end of the Transition Period).

7.2.         Post-closing Employment.  Effective as of the end of the Transition Period, Purchaser shall, or cause an affiliate of Purchaser to, make offers of employment to each Seller Employee, with such employment to be effective as of the end of the Transition Period (a “Transferring Employee”).

7.3.         Employee Benefits.  Purchaser shall, or cause an affiliate of Purchaser to, provide employee benefits to the Transferring Employees on terms and conditions that are no less favorable in the aggregate to the Transferring Employees than those provided to the similarly-situated employees of Purchaser or such affiliate.  Purchaser shall assume GPC’s existing 401(k) plan effective as of the end of the Transition Period. GPC shall remain responsible for, and indemnify Purchaser from, any unfunded pension liability relating to any Transferring Employee not otherwise subject to the Union Agreement (as defined below) accruing prior to the end of the Transition Period.

7.4.         Local 25.  Effective as of the end of the Transition Period, Purchaser shall assume all of GPC’s obligations under that certain Memorandum of Agreement effective April 1, 2014 through March 31, 2019 by and between Teamsters Local Union No. 25 and GPC (together  with the collective bargaining agreement referenced therein and that that certain Withdrawal Agreement dated as of March 31, 2014 (with respect to that New England Teamsters and Trucking Industry Pension Fund) and that certain Reentry Agreement dated as of March 31, 2014 (with respect to that New England Teamsters and Trucking Industry Pension Fund), collectively the “Union Agreements”), including any pension fund withdrawal liabilities under the Union Agreements.

7.4.1.            General.  With respect to the Property and pursuant to the Union Agreements, Seller employs employees who are members of collective bargaining units represented by certain unions and participating in those Multiemployer Pension Plans (the “Multiemployer Pension Plans”) identified in the Union Agreements and, with respect to the members of such collective bargaining units, has an obligation to contribute to the Multiemployer Pension Plans.  Seller and Purchaser intend by the provisions that follow to comply with and utilize the sale of assets rule of Section 4204 of the Employee Retirement Income Security Act of 1974, as amended by the Multiemployer Pension Plan Amendments Act of 1980 (“ERISA”).

7.4.2.            Nature of Transaction.  The sale of the Property reflected in this Agreement is a bona fide, arm’s length sale of assets.  Purchaser is unrelated to Seller within the meaning of Section 4204 of ERISA.

7.4.3.            Contribution Base Units.  From and after the end of the Transition Period, Purchaser agrees that it shall have an obligation to contribute to the Multiemployer Pension Plans with respect to the Property for substantially the same number of contribution base units as Seller had immediately prior to the sale.  Purchaser agrees that the determination of the number of contribution base units and the duration of the obligation to maintain such contribution base units necessary to satisfy Section 4204 shall be made in accordance with Section 4204 of ERISA and such rules as the respective Multiemployer Pension Plans may have adopted, or may adopt, except to the extent that Purchaser defeats the application of such rules by waiver or challenge.

7.4.4.            During the period commencing on the first day of the first plan year beginning after the end of the Transition Period and ending on the expiration of the fifth such plan year (the “Contribution Period”), Purchaser shall provide to each Multiemployer Pension Plan either a bond, letter of credit or an escrow in an amount and manner meeting the requirements of Section 4204 of ERISA.  Notwithstanding anything contained in this subsection 7.4.4 to the contrary, Purchaser shall not be obligated to provide any bond, letter of credit or escrow required herein in the event and to the extent Purchaser obtains from the Pension Benefit Guaranty Corporation (the “PBGC”) or the respective Multiemployer Pension Plan a proper variance or exemption under Section 4204(c) of ERISA and the applicable regulations thereunder, provided any and all requirements of such variance or exemption are met.  Seller agrees to cooperate with Purchaser in connection with any application for such a variance or exemption made by Purchaser to the PBGC and/or to the Multiemployer Pension Plans.  The cost of any bond, letter of credit or escrow provided under this subsection 7.4.4 shall be paid be Seller.

7.4.5.            From and after the first day of employment as provided in Section 7.2 hereof, until final determination, Seller authorizes Purchaser to initiate arbitration, litigation or to do any other act which Purchaser deems, in its discretion, appropriate in order to reduce or eliminate any withdrawal liability or any escrow or bonding requirement imposed by any of the Multiemployer Pension Plans which Purchaser is required to satisfy under the terms of this Section 7.4.  Seller agrees to reasonably assist Purchaser, at the sole cost and expense of Purchaser, in any proceedings commenced in accordance with this subsection 7.4.5.

7.4.6.            Attribution of Contribution History to Purchaser.  Purchaser acknowledges that any withdrawal liability of Purchaser to the Multiemployer Pension Plan shall be determined as if Purchaser had been required to contribute to the Multiemployer Pension Plan in the year in which the applicable end of the Transition Period occurs and the four preceding plan years the amount that Seller was required to contribute with respect to the Property for such five plan years.

7.4.7.            If Purchaser Withdraws Within Five Years.  If Purchaser withdraws from the Multiemployer Pension Plan in a complete withdrawal, or in a partial withdrawal with respect to the Property during the first five plan years beginning with the first plan year beginning after the end of the Transition  Period, then:

(i)            Purchaser agrees that Purchaser shall pay the Multiemployer Pension Plan any and all withdrawal liability on account of such withdrawal when due;

(ii)           if Purchaser fails or refuses to pay the Multiemployer Pension Plan any part of its withdrawal liability on account of such withdrawal when due, Seller shall have the right (but no obligation) to make such payment on behalf of Purchaser; and

(iii)          Seller agrees that, if Purchaser’s withdrawal liability to the Multiemployer Pension Plan (if any) is not paid, then Seller shall be secondarily liable to the Multiemployer Pension Plan for any withdrawal liability that Seller would have to the Multiemployer Pension Plan with respect to the Property but for Section 4204 of ERISA.

7.4.8.            If Seller is Liquidated Within Five Years.  If all or substantially all of Seller’s assets are distributed, or if Seller is liquidated, during the first five plan years beginning with the first plan year beginning after the plan year in which the end of the Transition Period occurs, then Seller agrees to provide a bond or amount in escrow equal to the present value of the withdrawal liability that Seller would have had as a result of this sale of assets but for Section 4204 of ERISA, unless Seller timely secures a waiver of such requirement by the Pension Benefit Guaranty Corporation.

7.5.         Credit for Prior Service.  Purchaser agrees that from and after the end of the Transition Period, Transferring Employees shall be credited with their length of service with Seller for purposes of vesting, eligibility, and benefit accruals under all employee benefit plans, programs and policies (other than Employee Pension Plans (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA) in which the Transferring Employees may participate in or be covered under from and after the end of the Transition Period.  Such service credit shall also be taken into account for purposes of benefit computation under all vacation, sick leave, paid time off, and severance plans or policies that may apply to the Transferring Employees after the Transition Period.

7.6.         Terms of Coverage.  To the extent that any Transferring Employee becomes covered under any Employee Welfare Benefit Plan (as defined in Section 3(1) of ERISA) of Purchaser or an affiliate of Purchaser, any restrictions on coverage for pre-existing conditions or requirements for evidence of insurability under such plans will be waived for such Transferring Employees.

Purchaser shall ensure that each Transferring Employee who becomes covered under an Employee Welfare Benefit Plan that is a group health plan (including a “group health plan” as defined in Section 5000(b)(1) of the Code) shall receive credit for those sums paid in the current year under the corresponding Seller Employee Benefit Plan as deductibles, coinsurance and co-payments, towards any deductible and/or out-of-pocket maximum that may apply under such Purchaser or Purchaser affiliate plan.  As used herein, “Employee Benefit Plan” shall mean any (i) Employee Welfare Benefit Plan, (ii) nonqualified deferred compensation retirement plan or arrangement, or (iii) any agreement, plan, program, fund, policy, contract or arrangement providing compensation, pension, retirement, superannuation, profit sharing, thirteenth month, severance, change in control, termination indemnity, redundancy pay, bonus, incentive compensation, group insurance, death benefit, health, cafeteria, flexible benefit, medical expense reimbursement, dependent care, stock option, stock purchase, stock appreciation rights, savings, consulting, vacation pay, holiday pay, life insurance, or other employee benefit or fringe benefit plan, program or arrangement covering any employee or former employee, and the beneficiaries and dependents of any employee or former employee, regardless of whether it is private, funded, unfunded, financed by the purchase of insurance, contributory or non-contributory.

7.7.         No Third Party Beneficiaries.  The provisions of this Article VII are solely for the benefit of the respective parties to this Agreement and nothing in this Article VII, express or implied, shall confer upon any employee of the Seller, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement.  Nothing in this Article VII, express or implied, shall be (i) deemed an amendment of any plan providing benefits to any employee, or (ii) construed to prevent Purchaser or its affiliate from terminating or modifying to any extent or in any respect any benefit plan that Purchaser or its affiliate may establish or maintain.

ARTICLE VIII.

Closing Conditions.

8.1.         Conditions to Obligations of Seller.  The obligations of Seller under this Agreement to sell the Property and consummate the other transactions contemplated hereby shall be subject to the satisfaction of the following conditions on or before the Closing Date except to the extent that any of such conditions may be waived by Seller in writing at Closing.

8.1.1.      Representations, Warranties and Covenants of Purchaser.  All representations and warranties of Purchaser in this Agreement shall be true and correct in all material respects as of the Closing Date and Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Purchaser prior to the Closing Date.

8.2.         Conditions to Obligations of Purchaser.  The obligations of Purchaser under this Agreement to purchase the Property and consummate the other transactions contemplated hereby shall be subject to the satisfaction of the following conditions on or before the Closing Date except to the extent that any of such conditions may be waived by Purchaser in writing at Closing.

8.2.1.      Representations, Warranties and Covenants of Seller.  All representations and warranties of Seller in this Agreement shall be true and correct in all material respects as of the Closing Date and Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Seller prior to the Closing Date.

ARTICLE IX.

Closing.

9.1.         Seller’s Closing Obligations.  Seller, at its sole cost and expense, shall deliver or cause to be delivered to Escrow Agent at Closing the following:

9.1.1.      Deeds.  Four duly executed and acknowledged Quitclaim Deeds conveying the Land and Improvements (the “Deeds”), substantially in the forms attached hereto as Exhibit A-1, Exhibit A-2, Exhibit A-3, and Exhibit A-4.

9.1.2.      General Assignment.  Two (2) duplicate counterparts of a duly executed General Assignment and Bill of Sale (the “General Assignment”), substantially in the form attached hereto as Exhibit B.

9.1.3.      Assignment of Leases.  Two (2) duly executed counterparts of an Assignment and Assumption Agreement as to the Leases (the “Assignment of Leases”), substantially in the form attached hereto as Exhibit C.

9.1.4.      Non-foreign Certificate.  A certificate substantially in the form attached hereto as Exhibit D (“Non-foreign Entity Certification”) certifying that each Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended.

9.1.5.      Authority.  Documents evidencing each Seller’s good standing and valid existence in the Commonwealth of Massachusetts and authority of each Seller and parties acting on behalf of Seller to consummate this transaction, in form and substance substantially the same as in similar commercial transactions and as customarily required by Massachusetts title companies.

9.1.6.      Settlement Statement.  Copies of duly executed counterparts of the settlement statement reflecting the Purchase Price and all prorations, if any, adjustments and closing costs relating thereto.

9.1.7.      Other Documents.  Such other documents as may be reasonably necessary or appropriate, or as may be reasonably required by the Title Company, to effect the consummation of the transactions which are the subject of this Agreement, including, without limitation, an affidavit regarding mechanic’s liens and parties-in-possession; and, at Seller’s option, a so-called

Gap Indemnity Agreement in form and substance reasonably acceptable to Seller, Purchaser and the Title Company.

9.2.         Purchaser’s Closing Obligations.  Purchaser, at its sole cost and expense, shall deliver or cause to be delivered to Escrow Agent at Closing the following:

9.2.1.      Purchase Price.  The Purchase Price, after all adjustments are made at the Closing as herein provided, by wire transfer or other immediately available federal funds.

9.2.2.      General Assignment.  Two (2) duplicate counterparts of a duly executed General Assignment.

9.2.3.      Assignment of Leases.  Two (2) duplicate counterparts of a duly executed Assignment of Leases.

9.2.4.      Settlement Statement.  Copies of duly executed counterparts of the settlement statement reflecting the Purchase Price and all prorations, adjustments and closing costs relating thereto.

9.2.5.      Other Documents.  Such other documents as may be reasonably necessary or appropriate, or as may be reasonably required by the Title Company, to effect the consummation of the transactions which are the subject of this Agreement.

9.3.         REBA.  Any title matter or practice arising under or relating to this Agreement which is the subject of a title standard of the Massachusetts Real Estate Bar Association (“REBA”) shall be governed by said title or practice standard to the extent applicable and to the extent such title or practice standard does not contradict any expressed term or condition of this Agreement.

ARTICLE X.

Risk of Loss.

10.1.       Condemnation.  The risk of any loss or damage to the Property by condemnation before the Closing Date is assumed by Purchaser.  In the event that any condemnation proceeding is commenced or threatened, then the Closing shall occur without abatement of the Purchase Price and Seller shall assign, without recourse, all awards or any rights to collect awards to Purchaser on the Closing Date.

10.2.       Casualty.  The risk of any loss or damage to the Property by fire or other casualty before the Closing Date is assumed by Purchaser.  In the event that there shall be a fire or other casualty prior to Closing, then the Closing shall occur without abatement of the Purchase Price and Seller shall not be obligated to repair such damage or destruction and Seller shall assign, without recourse, and turn over to Purchaser all of the insurance proceeds net of any reasonable (a) costs of repairs or razing which may be required by law or by the insurance company, and (b) collection costs payable with respect to such casualty (or, if such have not been awarded, Seller shall assign all of its right, title and interest therein net of such costs).

ARTICLE XI.

Default

11.1.       Default.  In the event the Closing and the transactions contemplated hereby do not occur as provided herein by reason of the default of Seller or Purchaser, the non-defaulting party may elect, as its sole and exclusive remedy, to obtain and enforce specific performance of defaulting party’s obligation to consummate the transaction contemplated by this Agreement.

ARTICLE XII.

Brokers

12.1.       Brokers.  Purchaser and Seller each represents and warrants to the other that it has not dealt with any person or entity entitled to a brokerage commission, finder’s fee or other compensation with respect to the transaction contemplated hereby. This provisions of this Section 12.1 shall survive the Closing.

ARTICLE XIII.

Sale by Purchaser

13.1.       Sale by Purchaser.  In the event that Purchaser (or any affiliate of Purchaser) shall sell, within eight (8) years of the Closing Date, all or substantially all of the Land to a third party not affiliated with Seller or Purchaser and said third party does not intend to use the Land for petroleum-related purposes, then Purchaser shall pay to Seller, within three (3) business days of the closing of such sale, an amount equal to fifty percent (50%) of the Net Proceeds received by Purchaser in connection with such sale.

13.1.1.    “Net Proceeds” shall be the total proceeds actually received by Purchaser in connection with such sale (net of any closing costs paid by Purchaser) less:

(a) the Purchase Price plus an annual rate of return thereon equal to 5%;

(b) any sums expended by Purchaser prior to such sale for improvements or renovations to the Land or the Improvements plus an annual rate of return thereon equal to 5%;

(c) any sums expended by Purchaser prior to such sale for remediating any Known Conditions or Unknown Conditions plus an annual rate of return thereon equal to 5% and any sums expended by Seller pursuant to Section 5.3 for Reimbursable Expenses plus an annual rate of return thereon equal to 5% (which amounts shall be reimbursed to Seller);

(d)  a sum equal to a good-faith estimate of any environmental or other liabilities relating to the Land or the Improvements retained by Purchaser in connection with such sale; and

(e) any sums expended by Purchaser in connection with such sale in the form of severance payments, pension fund withdrawal liabilities or similar amounts due relating to the termination of any employees utilized in connection with the Purchaser’s operations at the Real Property.

ARTICLE XIV.

Miscellaneous

14.1.       Notices.  Any and all notices, requests, demands or other communications hereunder shall be deemed to have been duly given if in writing and if transmitted by hand delivery with receipt therefor, by overnight courier, or by registered or certified mail, return receipt requested, first class postage prepaid addressed as follows (or to such new address as the addressee of such a communication may have notified the sender thereof) (the date of such notice shall be the date of actual delivery to the recipient thereof):

To Purchaser:	Global Companies LLC
800 South Street, Suite 500
Waltham, MA 02453
Attn: Chief Operating Officer

With a copy to:	Global Companies LLC
800 South Street, Suite 500
Waltham, MA 02453
Attn: General Counsel

To Seller:	Global Petroleum Corp.
800 South Street, Suite 500
Waltham, MA 02453
Attn: Richard Slifka

With a copy to:	Global Petroleum Corp.
800 South Street, Suite 500
Waltham, MA 02453
Attn: General Counsel

14.2.       Governing Law.  This Agreement shall be governed by and construed in accordance with the internal, substantive laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof.  Seller and Purchaser irrevocably agree that all claims in respect of any action or proceeding arising out of or relating to this Agreement shall be heard and determined in a court of competent jurisdiction in the Commonwealth of Massachusetts.

14.3.       Headings.  The captions and headings herein are for convenience and reference only and in no way define or limit the scope or content of this Agreement or in any way affect its provisions.

14.4.       Effective Date.  Submission of a draft hereof by email or other method shall not constitute an offer, and this Agreement shall only be effective upon delivery of this Agreement fully executed by Seller and Purchaser.

14.5.       Business Days.  If any date herein set forth for the performance of any obligations of Seller or Purchaser or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday.  As used herein, the term “legal holiday” means any state or Federal holiday for which financial institutions or post offices are generally closed in the state where the Property is located.

14.6.       Counterpart Copies.  This Agreement may be executed in two or more counterpart copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this Agreement.

14.7.       Binding Effect.  This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

14.8.       Assignment.  Purchaser shall not have the right to assign the Agreement without Seller’s prior written consent, which consent may be given or withheld in Seller’s sole and absolute discretion; provided, however, Purchaser may assign this Agreement to another entity without Seller’s consent as long as such assignee is a subsidiary or affiliate of Purchaser.  Whenever reference is made in this Agreement to Seller or Purchaser, such reference shall include the successors and assigns of such party under this Agreement.

14.9.       Interpretation.  This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Purchaser have contributed substantially and materially to the preparation of this Agreement.

14.10.     Entire Agreement.  This Agreement and the Exhibits attached hereto contain the final and entire agreement between the parties hereto with respect to the sale and purchase of the Property and are intended to be an integration of all prior negotiations and understandings.  Purchaser, Seller and their agents shall not be bound by any terms, conditions, statements, warranties or representations, oral or written, not contained herein.  No change or modifications to this Agreement shall be valid unless the same is in writing and signed by the parties hereto.  Each party reserves the right to waive any of the terms or conditions of this Agreement which are for their respective benefit and to consummate the transaction contemplated by this Agreement in accordance with the terms and conditions of this Agreement which have not been so waived.  Any such waiver must be in writing signed by the party for whose benefit the provision is being waived.

14.11.     Severability.  If any one or more of the provisions hereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

14.12.     Survival.  Except as otherwise specifically provided for survival herein or in any closing document, the provisions of this Agreement and the representations and warranties herein shall not survive after the conveyance of title and payment of the Purchase Price but be merged therein.

14.13.     Exhibits.  The Schedules and Exhibits attached hereto are incorporated herein by reference.

14.14.     Time.  Time is of the essence in the performance of each of the parties’ respective obligations contained herein.

14.15.     Limitation of Liability.  The obligations of Seller are binding only on Seller’s interest in the Property (and products and proceeds therefrom) and shall not be personally binding upon, nor shall any resort be had to, any other assets of Seller nor the private properties of any of the partners, officers, directors, shareholders, managers, members, trustees or beneficiaries of Seller, or of any partners, officers, directors, shareholders, managers, members, trustees or beneficiaries of any partners of Seller, or of any of Seller’s or such affiliate’s employees or agents. All documents executed by Seller shall be deemed to contain (even if not expressly stated) the foregoing exculpation.  The liability of the parties constituting Seller under this Agreement shall be joint and several.

The obligations of Purchaser shall binding only on the assets of Purchaser (and products and proceeds therefrom), including, without limitation, the Property, and shall not be personally binding upon, nor shall any resort be had to, other assets of, or the private properties of, any of the partners, officers, directors, shareholders, managers, members, trustees or beneficiaries of Purchaser, or of any partners, officers, directors, shareholders, managers, members, trustees or beneficiaries of any partners of Purchaser, or of any of Purchaser’s or such affiliate’s employees or agents. All documents executed by Purchaser shall be deemed to contain (even if not expressly stated) the foregoing exculpation.

The provisions of this Section 14.15 shall survive the Closing.

14.16.     Prevailing Party.  Should either party employ an attorney to enforce any of the provisions hereof, (whether before or after Closing, and including any claims or actions involving amounts held in escrow), the non-prevailing party in any final judgment agrees to pay the other party’s reasonable expenses, including reasonable attorneys’ fees and expenses in or out of litigation and, if in litigation, trial, appellate, bankruptcy or other proceedings, expended or incurred in connection therewith, as determined by a court of competent jurisdiction.  The provisions of this Section 14.16 shall survive Closing and/or any termination of this Agreement.

14.17.     Escrow Agreement.

14.17.1.                 Instructions.  This Agreement, together with such further instructions, if any, as the parties shall provide to Escrow Agent by written agreement, shall constitute the escrow instructions.

14.17.2.                 Real Estate Reporting Person.  Escrow Agent is hereby designated the “real estate reporting person” for purposes of Section 6045 of Title 26 of the United States Code and Treasury Regulation 1.6045-4 and any instructions or settlement statement prepared by Escrow Agent shall so provide.  Upon the consummation of the transaction contemplated by this Agreement, Escrow Agent shall file Form 1099 information return and send the statement to Seller as required under the aforementioned statute and regulation.  Seller and Purchaser shall promptly furnish their federal tax identification numbers to Escrow Agent and shall otherwise reasonably cooperate with Escrow Agent in connection with Escrow Agent’s duties as real estate reporting person.

14.18.     No Recording.  Neither this Agreement nor any memorandum or short form hereof shall be recorded or filed in any public land or other public records of any jurisdiction, by either party and any attempt to do so may be treated by the other party as a breach of this Agreement.

14.19.     Waiver of Trial by Jury.  The respective parties hereto shall and hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Agreement, or for the enforcement of any remedy under any statute, emergency or otherwise.

[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal on the date set forth above.

SELLER:

GLOBAL REVCO DOCK, L.L.C.,

By:	GLOBAL PETROLEUM CORP,
its Manager

By:	/s/ Richard Slifka
Name:	Richard Slifka
Title:	President

GLOBAL REVCO TERMINAL, L.L.C.,

By:	GLOBAL PETROLEUM CORP,
its Manager

By:	/s/ Richard Slifka
Name:	Richard Slifka
Title:	President

GLOBAL SOUTH TERMINAL, L.L.C.,

By:	GLOBAL PETROLEUM CORP,
its Manager

By:	/s/ Richard Slifka
Name:	Richard Slifka
Title:	President

[SIGNATURE PAGE TO AGREEMENT OF PURCHASE AND SALE DATED AS OF JANUARY 14, 2015]

GLOBAL PETROLEUM CORP., a
Massachusetts corporation

By:	/s/ Richard Slifka
Name:	Richard Slifka
Title:	President

PURCHASER:

GLOBAL COMPANIES LLC,
a Delaware limited liability company

By:	/s/ Edward J. Faneuil
Name:	Edward J. Faneuil
Title:	Executive Vice President

[SIGNATURE PAGE TO AGREEMENT OF PURCHASE AND SALE DATED AS OF JANUARY 14, 2015]

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES
Schedule 1.1.1(a) — Description of Land
Schedule 1.1.2 — Vehicles
Schedule 1.1.3(a) — Permits
Schedule 1.1.3(b) — Agreements
Schedule 1.1.3(d) — Contracts
Schedule 1.1.3(e) — Insurance Policies
Schedule 1.2 — Permitted Encumbrances
Schedule 1.3 — Leases
Schedule 5.2 — Known Conditions
Schedule 7.1 - Employees

EXHIBITS
Exhibit A-1 — GRD Deed
Exhibit A-2 — GRT Deed
Exhibit A-3 — GST Deed
Exhibit A-4 — GPC Deeds
Exhibit B — General Assignment and Bill of Sale
Exhibit C — Assignment and Assumption of Leases
Exhibit D — Non-Foreign Entity Certificate
Exhibit E — Access Easement

Lee Burbank Highway, Revere, MA

EXHIBIT A-1

GRD DEED

QUITCLAIM DEED

Global Revco Dock, L.L.C., a Massachusetts limited liability company (“Grantor”), with a principle place of business at 800 South Street, Suite 500, Waltham, MA 02453;

for consideration paid, and in full consideration of One Hundred Fifty Eight Thousand Four Fifty Five Dollars and No Cents

($158,455.00)

grants to Global Companies LLC, a Delaware limited liability company, with a principle place of business at 800 South Street, Suite 500, Waltham, MA 02453 with quitclaim covenants

Certain parcels of land, with the buildings and improvements thereon (together with certain easements and rights in land) situated near Lee Burbank Highway in said Revere, and as more particularly described in Exhibit “A” attached hereto (the “Premises”).

The Premises are subject to the following Notice(s) of AUL:

Notice of Activity and Use Limitation recorded with the Suffolk County Registry of Deeds in Book 41480, Page 162.

The Grantor has elected not to be treated as a corporation for Federal Income Tax purposes.

For Grantor’s title see Deed from Coastal Oil New England, Inc., dated June 30, 1997, filed with the Registry District of Suffolk County as Document No. 553567, creating Certificate of Title No. 112101.

[Remainder of Page Intentionally Left Blank]

1

IN WITNESS WHEREOF, Grantor has caused this deed to be signed, sealed, acknowledged and delivered this 13th day of January, 2015.

GLOBAL REVCO DOCK, L.L.C.
By: Global Petroleum Corp., its manager

By:
Name: Edward J. Faneuil
Title: Executive Vice President and Secretary

COMMONWEALTH OF MASSACHUSETTS

COUNTY OF MIDDLESEX, ss

On this 13th day of January, 2015, before me, the undersigned notary public, personally appeared Edward J. Faneuil, as Executive Vice President and Secretary of Global Petroleum Corp., a Massachusetts corporation, the manager of Global Revco Dock, L.L.C., a Massachusetts limited liability company, proved to me through satisfactory evidence of identification, which was personal knowledge, to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he signed it voluntarily for its stated purpose as Executive Vice President and Secretary of said corporation.

Notary Public:
My Commission expires:

2

Exhibit “A”

See Attached

3

Lee Burbank Highway, Revere, MA

EXHIBIT A-2

GRT DEED

QUITCLAIM DEED

Global Revco Terminal, L.L.C., a Massachusetts limited liability company (“Grantor”), with a principle place of business at 800 South Street, Suite 500, Waltham, MA 02453,

for consideration paid, and in full consideration of Ten Million Eight Hundred Fifteen Thousand One Forty Five and No Cents

($10,815,145.00)

grants to Global Companies LLC, a Delaware limited liability company, with a principle place of business at 800 South Street, Suite 500, Waltham, MA 02453 with quitclaim covenants

Certain parcels of land, with the buildings and improvements thereon (together with certain easements and rights in land) situated near Lee Burbank Highway in said Revere, and as more particularly described in Exhibit “A” attached hereto (the “Premises”).

The Premises are subject to the following Notice(s) of AUL:

Notice of Activity & Use Limitation recorded with the Suffolk County Registry of Deeds in Book 24382, Page 167.

Notice of Activity & Use Limitation filed with said Suffolk County Registry District of the Land Court as Document Number 636466.

Notice of Activity & Use Limitation filed with said Suffolk County Registry District of the Land Court as Document Number 637618.

Notice of Activity & Use Limitation recorded with said Suffolk County Registry of Deeds in Book 30228, Page 133.

Notice of Activity & Use Limitation filed with said Suffolk County Registry District of the Land Court as Document Number 651613.

Notice of Activity and Use Limitation recorded with the Suffolk County Registry of Deeds in Book 38923, Page 129.

The Grantor has elected not to be treated as a corporation for Federal Income Tax purposes.

For Grantor’s title see Deed from Coastal Oil New England, Inc., dated June 30, 1997, filed with the Registry District of Suffolk County as Document No. 553569, creating Certificate of Title No. 112102 and recorded with the Suffolk County Registry of Deeds in Book 21527, Page 1, and

1

by a deed dated June 14, 2000 and filed with said Registry District as Document No. 600458, creating Certificate of Title No. 115834.

IN WITNESS WHEREOF, the Grantor has caused this deed to be signed, sealed, acknowledged and delivered this 13th day of January, 2015.

GLOBAL REVCO TERMINAL, L.L.C.
By: Global Petroleum Corp., its manager

By:
Name: Edward J. Faneuil
Title: Executive Vice President and Secretary

COMMONWEALTH OF MASSACHUSETTS

COUNTY OF MIDDLESEX, ss

On this 13th day of January, 2015 before me, the undersigned notary public, personally appeared Edward J. Faneuil, as Executive Vice President and Secretary of Global Petroleum Corp., a Massachusetts corporation, the manager of Global Revco Terminal, L.L.C., a Massachusetts limited liability company, proved to me through satisfactory evidence of identification, which was personal knowledge, to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he signed it voluntarily for its stated purpose as Executive Vice President and Secretary of said corporation.

Notary Public:
My Commission expires:

2

Exhibit “A”

See Attached

3

EXHIBIT A-3

GST DEED

Quit Claim Deed

GLOBAL SOUTH TERMINAL, L.L.C., a Massachusetts limited liability company, whose address is 800 South Street, Suite 500, Waltham, MA 02453 (“Grantor”), for consideration of Four Million Three Hundred Fifty Six Thousand Three Hundred Thirty ($4,356,330) Dollars paid grants to GLOBAL COMPANIES LLC, a Delaware limited liability company, whose address is 800 South Street, Suite 500, Waltham, Massachusetts 02453 (“Grantee”), with quitclaim covenants the land in and to that certain piece or parcels of land in the City of Revere and County of Suffolk in the Commonwealth of Massachusetts, together with the buildings and improvements thereon and appurtenances thereto, located at 222 Lee Burbank Highway, Revere, Massachusetts 02151, more particularly described in Exhibit A attached hereto and part hereof (the “Premises”). Said Premises, free from encumbrances, except:

1.              provisions of building and zoning laws existing as of the date thereof;

2.              real estate taxes for the then current year as are not due and payable on the date of delivery of such deed;

3.              liens for governmental betterments assessed or to be assessed and related to improvements made or to be made to the real property;

4.              any matters shown by a complete and accurate survey; and

5.              all rights, obligations, and interests as set forth herein:

a)             Rights, easements, reservations, agreements, covenants and provisions set forth in a deed dated August 13,1934 filed as Document No. 122162 and in a deed dated August 13, 1934 filed as Document No. 122163 and recorded in Book 5483, Page 406.

b)             Provisions of agreements dated April 27, 1952 and April 26, 1952 filed respectively as Documents Nos. 110271 and 110274.

c)              Any and all rights legally existing in and over the Premises below the mean high water mark in Sales Creek and Belle Isle Inlet.

d)             Terms and provisions of License No. 1400 granted by the Commonwealth of Massachusetts dated April 5, 1932 filed as Document No. 110245.

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e)              Terms and provisions of License No. 1491 granted by the Commonwealth of Massachusetts dated May 31, 1933 filed as Document No. 119901.

f)               Agreement dated August 27, 1937 recorded in Book 8947, Page 231.

g)              Water main agreement dated December 14, 1934 recorded in Book 5508, Page 548 and filed as Document No. 123710.

h)             Statement of Plan of Improvement recorded in Book 5521, Page 355 and filed as Document No. 332637.

i)                 Operating Agreement dated April 13, 1977 recorded in Book 8947, Page 229 and filed as Document No. 332637.

j)                Taking by the Commonwealth of Massachusetts dated April 6, 1932 filed as Document No. 110241.

The Premises are subject to the following Notice(s) of AUL:

Notice of Activity & Use Limitation filed with the Suffolk County Registry District of the Land Court as Document Number 569954, as affected by amendment filed with said Registry District as Document Number 641804.

The Grantor has elected not to be treated as a corporation for Federal Income Tax purposes.

For Grantor’s title see Deed from Cargill, Incorporated, dated July 30, 1998 and recorded with the Suffolk County Registry of Deeds in Book 12743, Page 133 and by virtue of a Deed filed with the Registry District of Suffolk County as Document No. 570097, creating Certificate of Title No. 113441.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Grantor has caused this deed to be signed, sealed, acknowledged and delivered this 13th day of January, 2015.

GLOBAL SOUTH TERMINAL, L.L.C.
By: Global Petroleum Corp., its manager

By:
Name: Edward J. Faneuil
Title: Executive Vice President and Secretary

COMMONWEALTH OF MASSACHUSETTS

COUNTY OF MIDDLESEX, ss

On this 13th day of January, 2015, before me, the undersigned notary public, personally appeared Edward J. Faneuil, as Executive Vice President and Secretary of Global Petroleum Corp., a Massachusetts corporation, the manager of Global South Terminal, L.L.C., a Massachusetts limited liability company, proved to me through satisfactory evidence of identification, which was personal knowledge, to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he signed it voluntarily for its stated purpose as Executive Vice President and Secretary of said corporation.

Notary Public:
My Commission expires:

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Exhibit A

See Attached

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140 Lee Burbank Hwy, Revere, MA 02151

EXHIBIT A-4

GPC DEEDS

QUITCLAIM DEED

GLOBAL PETROLEUM CORP. (the “Grantor”), successor-in-interest to Revere Terminal Corp., a Massachusetts corporation having a usual place of business at 800 South Street, Suite 500, Waltham, MA 02453, for and in consideration of the sum of Eight Million Two Twenty Five Thousand Four Hundred Seventy ($8,225,470.00) dollars paid, the receipt and sufficiency of which is hereby acknowledged, GRANTS, WITH QUITCLAIM COVENANTS to GLOBAL COMPANIES LLC, a Delaware limited liability company having a usual place of business at 800 South Street, Suite 500, Waltham, MA 02453, all those certain lots, parcels or pieces of land, together with the buildings, fixtures, tanks, and improvements erected thereon, situate lying and being in the City of Revere, County of Suffolk, Commonwealth of Massachusetts, more particularly described in Schedule A attached hereto and made a part hereof.

Said premises are conveyed together with (a) all tenements, hereditaments and appurtenances to the premises hereby conveyed, and (b) all easements, rights and privileges granted to the premises hereby conveyed including easements, rights and privileges in and to all passages, waters, water rights, riparian rights and other rights appertaining to the premises hereby conveyed, subject to (1) any condition which would be shown by a complete and accurate survey, party walls, streets and highways, and taxes and assessments for the current year not yet due and payable, (2) zoning and building laws, governmental regulations affecting the land and improvements thereon (3) covenants, encroachments, easements, pipeline agreements, restrictions, leases, limitations, dedications, licenses, sidetrack agreements and fence agreements of record, if any (4) building lines and building restrictions of record, if any, (5) rights of others to the banks, waters and flow of any river abutting the land, (6) applicable revised bulkhead or harbor lines, (7) licenses granted to Atlantic Refining Company and to Chelsea Creek Realty Company dated November 30, 1946, (8) Agreement between Boston & Maine Railroad and Atlantic Refining Company dated May 13, 1947, (9) Assignment of License by Chelsea Creek Reality Co. dated June 10, 1947, (10) License #463 dated January 9, 1947, (11) Agreement between Chelsea Creek Reality Co. and M. Thomas Green dated June 10, 1947, (12) Grant of rights and easements by Union Oil Products Company of Boston to Chelsea Creek Reality Co. dated July 15, 1947, (13) Grant of rights and easements by M. Thomas Green to Union Oil Products Company of Boston dated July 15, 1947, (14) Agreement to Switch to and From Sidetrack between Boston & Maine Railroad and The Atlantic Refining Company dated February 21, 1951, (15) License Agreement among The Atlantic Refining Company, Sun Oil Company and Atlantic Coast Terminals, Inc. dated as of March 1, 1955 and assignments, and (16) Lease between Atlantic Richfield and Nick’s Auto Sales, Inc. dated October 30, 1980, Amendment and Termination.

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Grantor warrants and represents that the grant of the premises described herein does not constitute a sale or conveyance of all or substantially all of the Grantor’s assets.

For Grantor’s title see Deed from Atlantic Richfield Company, dated March 2, 1983 recorded with the Suffolk County Registry of Deeds in Book 10250, Page 1, and filed with the Registry District of Suffolk County as Document Number 368491, noted on Certificate of Title 95455.

IN WITNESS WHEREOF, the Grantor has caused this deed to be signed, sealed, acknowledged and delivered this 13th day of January, 2015.

GLOBAL PETROLEUM CORP.

By:
Name: Edward J. Faneuil
Title: Executive Vice President and Secretary

COMMONWEALTH OF MASSACHUSETTS

COUNTY OF MIDDLESEX, ss

On this 13th day of January, 2015, before me, the undersigned notary public, personally appeared Edward J. Faneuil, as Executive Vice President and Secretary of Global Petroleum Corp., a Massachusetts corporation, proved to me through satisfactory evidence of identification, which was personal knowledge, to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he signed it voluntarily for its stated purpose as Executive Vice President and Secretary of said corporation.

Notary Public:
My Commission expires:

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Schedule A

See Attached

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40 Lee Burbank Hwy., Revere, MA 02151

QUITCLAIM DEED

GLOBAL PETROLEUM CORP. (the “Grantor”), successor-in-interest to Revere Terminal Corp., a Massachusetts corporation having a usual place of business at 800 South Street, Suite 500, Waltham, MA 02453, for and in consideration of the sum of Ninety Four Thousand Six Hundred ($94,600.00) Dollars paid, the receipt and sufficiency of which is hereby acknowledged, GRANTS, WITH QUITCLAIM COVENANTS to GLOBAL COMPANIES LLC (the “Grantee”), a Delaware limited liability company having a usual place of business at 800 South Street, Suite 500, Waltham, MA 02453, the Grantor’s twenty-five (25%) percent undivided interest in and to all those certain lots, parcels or pieces of land situate lying and being in the City of Revere, County of Suffolk, Commonwealth of Massachusetts, more particularly described in Schedule A Description attached hereto and made a part hereof, together with Grantor’s right, title and interest in and to (a) fixtures and improvements erected or placed on the premises hereby conveyed, (b) all tenements, hereditaments and appurtenances to the premises hereby conveyed, and (c) all easements, rights and privileges granted to the premises to all passages, waters, water rights, riparian rights and other rights appertaining thereto, subject to (1) any condition which would be shown by a complete and accurate survey, party walls, streets and highways, and taxes and assessments for the current year not yet due and payable, (2) zoning and building laws, governmental regulations affecting the land and improvements thereon, (3) covenants, encroachments, easements, pipeline agreements, restrictions, leases, limitations, dedications, licenses, sidetrack agreements and fence agreements of record, if any, (4) building lines and building restrictions of record, if any, (5) rights of others to the banks, waters and flow of any river abutting the land, (6) applicable revised bulkhead or harbor lines, and (7) terms and conditions of the Operating Agreement dated December 31, 1962 between Tidewater Oil Company and Atlantic Richfield Company as amended to date by agreements between the parties thereto and their successors.

Grantor warrants and represents that the grant of the premises described herein does not constitute a sale or conveyance of all or substantially all of the Grantor’s assets.

For Grantor’s title see Deed from Atlantic Richfield Company, dated March 2, 1983, recorded with the Suffolk County Registry of Deeds in Book 10250, Page 13, and filed with the Registry District of Suffolk County as Document No. 368492, noted on Certificate of Title No. 95456.

IN WITNESS WHEREOF, the Grantor has caused this deed to be signed, sealed, acknowledged and delivered this 13th day of January, 2015.

GLOBAL PETROLEUM CORP.

By:
Name: Edward J. Faneuil
Title: Executive Vice President and Secretary

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COMMONWEALTH OF MASSACHUSETTS

COUNTY OF MIDDLESEX, ss

On this 13th day of January, 2015, before me, the undersigned notary public, personally appeared Edward J. Faneuil, as Executive Vice President and Secretary of Global Petroleum Corp., a Massachusetts corporation, proved to me through satisfactory evidence of identification, which was personal knowledge, to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he signed it voluntarily for its stated purpose as Executive Vice President and Secretary of said corporation.

Notary Public:
My Commission expires:

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Schedule A

See Attached

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EXHIBIT B

GENERAL ASSIGNMENT AND BILL OF SALE

THIS GENERAL ASSIGNMENT AND BILL OF SALE (the “General Assignment”) is made as of the              day of                           , 2014 by:  GLOBAL REVCO DOCK, L.L.C., a Massachusetts limited liability company, GLOBAL REVCO TERMINAL, L.L.C., a Massachusetts limited liability company, GLOBAL SOUTH TERMINAL, L.L.C., a Massachusetts limited liability company and GLOBAL PETROLEUM CORP., a Massachusetts corporation (collectively, “Seller”), and GLOBAL COMPANIES LLC, a Delaware limited liability company (“Purchaser”).

KNOW ALL MEN BY THESE PRESENTS:

Concurrently with the execution and delivery hereof, pursuant to a certain Agreement of Purchase and Sale dated                          , 2014 (the “Agreement”) between Seller and Purchaser, Seller is conveying to Purchaser all of Seller’s right, title and interest in and to the real property and improvements thereon described on Exhibit A attached hereto and made a part hereof (the “Property”) located in Revere, Massachusetts.

It is the desire of Seller to hereby sell, assign, transfer, convey, set-over and deliver to Purchaser all of Seller’s right, title and interest in and to the Assigned Property (as hereinafter defined).

1.             Assignment.

Without representation or warranty, express or implied, except as expressly set forth in the Agreement, which representations and warranties shall be governed solely by the Agreement and shall not be incorporated herein, for good and valuable consideration paid, the receipt and sufficiency of which are hereby acknowledged, Seller does hereby sell, assign, transfer, set-over and deliver unto Purchaser, its successors and assigns, all right, title and interest of Seller, to the extent assignable, in and to the items listed on Schedule 1 attached hereto (collectively, the “Assigned Property”).  Purchaser hereby acknowledges that, notwithstanding anything to the contrary contained herein, Purchaser may not be entitled to rely on certain reports or other documents prepared by a third party unless Purchaser obtains a reliance letter from such third party.

TO HAVE AND TO HOLD, the Assigned Property unto Purchaser, its successors and assigns, forever.

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2.             Assumption/Indemnity.

Purchaser accepts the foregoing assignment and assumes and agrees to be bound by and to perform and observe all of the obligations, covenants, terms and conditions to be performed or observed under the Assigned Property arising on or after the date hereof.

3.             Exclusions from Assigned Property.

It is hereby acknowledged by the parties that the Assigned Property shall not include the excluded liabilities set forth on Schedule 2 attached hereto.

4.             Counterpart Copies.

This General Assignment may be executed in two or more counterpart copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this General Assignment.

5.             Successors and Assigns.

This Assignment shall be binding on, and inure to the benefit of, the parties hereto, their successors in interest, and assigns.

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IN WITNESS WHEREOF, the parties have caused this General Assignment to be executed as of the date first written above.

SELLER:

GLOBAL REVCO DOCK, L.L.C., a Massachusetts limited liability company

By:
Name:	Richard Slifka
Title:	Manager

GLOBAL REVCO TERMINAL, L.L.C., a Massachusetts limited liability company

By:
Name:	Richard Slifka
Title:	Manager

GLOBAL SOUTH TERMINAL, L.L.C., a Massachusetts limited liability company

By:
Name:	Richard Slifka
Title:	Manager

GLOBAL PETROLEUM CORP., a Massachusetts corporation

By:
Name:	Richard Slifka
Title:	President

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PURCHASER:

GLOBAL COMPANIES LLC,
a Delaware limited liability company

By:
Name:	Mark Romaine
Title:	Chief Operating Officer

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Schedule 1

Seller’s right, title and interest, if any, in all furniture, fixtures, equipment [,vehicles ]and other personal property belonging in whole or in part to Seller now located in or on the Real Property or used for the operation of the Real Property (the “Personal Property”).

Seller’s right, title and interest, if any, in and to all of the following, if any:

(a)           All licenses, approvals, certificates, permits, variances and consents relating to the construction, reconstruction, modification, alteration and/or operation of the Property.

(b)           All warranties, guaranties and indemnities by, or claims against, third parties with respect to the construction or operation of the Property, other than the Retained Agreements.

(c)           All sewer and water rights associated with the Real Property and all oil and gas, mineral and water rights therein, subject to the rights of the public and third parties in streets abutting the Property.

(d)           All contracts and agreements relating to the upkeep, repair, maintenance or operation of the Property.

(e)           All insurance policies and bonds and self-insurance arrangements with respect to the Property to which Seller is a party, a named insured, or otherwise the beneficiary of coverage, other than the Retained Insurance Policies.

(f)            All tradenames, trademarks, service marks, websites, telephone listings, data bases, plans and specifications owned by Seller and used in connection with the operation of the Property.

(g)           All other intangible property of Seller related to the Property.

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Schedule 1

None

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EXHIBIT C

ASSIGNMENT AND ASSUMPTION OF LEASES

This Assignment and Assumption of Leases (this “Assignment”) dated as of January 13, 2015 (the “Effective Date”) is entered into by and between GLOBAL REVCO DOCK, L.L.C., a Massachusetts limited liability company, GLOBAL REVCO TERMINAL, L.L.C., a Massachusetts limited liability company, GLOBAL SOUTH TERMINAL, L.L.C., a Massachusetts limited liability company and GLOBAL PETROLEUM CORP., a Massachusetts corporation (collectively, “Assignor”), and GLOBAL COMPANIES LLC, a Delaware limited liability company (“Assignee”).

W I T N E S S E T H

WHEREAS, Assignor, as Seller, and Assignee, as Purchaser, have entered into that certain Agreement of Purchase and Sale dated as of the Effective Date (the “Purchase Agreement”) conveying all of Seller’s right, title and interest in and to the real property and improvements thereon described on Exhibit A attached hereto and made a part hereof (the “Property”);

WHEREAS, Assignor is the lessor under the Leases (as such term is defined in the Purchase Agreement) in effect as of the Effective Date (the “Leases”); and

WHEREAS, Assignor desires to assign its interest as lessor in the Leases to Assignee, and Assignee desires to accept the assignment thereof;

Now, THEREFORE, in consideration of the promises and conditions contained herein, the parties hereby agree as follows:

1.             Effective as of the Effective Date, Assignor hereby assigns to Assignee all of its right, title and interest in and to the Leases.

2.             Effective as of the Effective Date, Assignee hereby assumes all of the Assignor’s obligations under the Leases.

3.             Any rental and other payments under the Leases shall be prorated between the parties as provided in the Purchase Agreement.

4.             This Assignment shall be binding on and inure to the benefit of the parties hereto, their heirs, executors, administrators, successors in interest and assigns.

5.             This Assignment shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

6.             This Assignment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, when taken together, shall constitute one and the same document.

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IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment the day and year first above written.

ASSIGNOR:

GLOBAL REVCO DOCK, L.L.C., a Massachusetts limited liability company

By:
Name:	Richard Slifka
Title:	Manager

GLOBAL REVCO TERMINAL, L.L.C., a Massachusetts limited liability company

By:
Name:	Richard Slifka
Title:	Manager

GLOBAL SOUTH TERMINAL, L.L.C., a Massachusetts limited liability company

By:
Name:	Richard Slifka
Title:	Manager

GLOBAL PETROLEUM CORP., a Massachusetts corporation

By:
Name:	Richard Slifka
Title:	President

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ASSIGNEE:

GLOBAL COMPANIES LLC,
a Delaware limited liability company

By:
Name:	Mark Romaine
Title:	Chief Operating Officer

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EXHIBIT D

NON-FOREIGN ENTITY CERTIFICATE

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person.  To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by                                                      (“Transferor”), the undersigned hereby certifies on behalf of Transferor:

1.                                      Transferor is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2.                                      Transferor’s U.S. employer identification number is                             ; and

3.                                      Transferor’s office address is:

Transferor understands that this certification may be disclosed to the Internal Revenue Service and that any false statement made within this certification could be punished by fine, imprisonment, or both.

Under penalties of perjury the undersigned declares that he has examined this certification and that to the best of his knowledge and belief it is true, correct and complete, and the undersigned further declares that he has the authority to sign this document on behalf of the Transferor.

Dated:                                    , 2014

TRANSFEROR:

By:
Name:
Title:

[NOTE: TO BE PROVIDED FOR ALL SELLER ENTITIES]

EXHIBIT E

ACCESS EASEMENT